UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2021
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market
Series D Participating Cumulative Preferred Stock Purchase Rights	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 17, 2021, College Station 1892 Properties, L.L.C., a Texas limited liability company (“College Station”), a wholly-owned, indirect subsidiary of Stratus Properties Inc. (“Stratus”), as borrower, Stratus, as guarantor, and Regions Bank (the “Lender”), as lender, entered into a loan agreement, promissory note and other related loan documents (collectively, the “Loan Documents”). The Loan Documents provide for a non-recourse loan in the amount of $24,500,000 (the “Loan”). A portion of the proceeds from the Loan were used to refinance Stratus' Jones Crossing project, an HEB Grocery L.P.-anchored, mixed-use development located in College Station, Texas (the “Project”), by repaying in full all outstanding indebtedness under the Existing Jones Crossing Loan Agreement (as defined in Item 1.02 of this Current Report on Form 8-K) consisting of a construction loan totaling $22,210,008 and accrued interest.

The Loan has a maturity date of June 17, 2026, and bears interest at LIBOR plus 2.25 percent, provided LIBOR shall not be less than 0.15 percent, which as of June 17, 2021 results in the interest rate on the loan being reduced from 4.00 percent (under the Existing Jones Crossing Loan Agreement) to 2.40 percent and annual interest savings of approximately $305,000 based on current rates and the increase in principal outstanding. Payments of interest only on the Loan are due monthly through the term of the Loan with the outstanding principal due at maturity. College Station may prepay all or any portion of the Loan without premium or penalty and may obtain partial release of certain retail pad sites and the multi-family phase without any partial release payment, subject to certain conditions.

The events of default under the Loan include, subject to certain remedies and grace periods, a default under, termination of, or protracted rent payment default with respect to certain of the major Project leases and other customary events of default. Upon the occurrence of any event of default or if the debt service coverage ratio falls below 1.15 to 1.00 for any fiscal quarter beginning with the quarter ending September 30, 2022, a “Cash Sweep Period” results, which limits Stratus’ ability to receive cash from College Station. Further, the Lender has certain approval rights for major Project leases.

The Loan is secured by the Project, and Stratus’ guarantee is limited to non-recourse carve-out obligations and environmental indemnification, as set forth in the Loan Documents. In addition, any default under the ground leases, which grant College Station the right to occupy the Jones Crossing property, would trigger the carve-out guaranty.

The Loan Documents contain certain financial covenants, including a requirement that Stratus maintain liquid assets of not less than $2,000,000. The Loan Documents also contain other affirmative and negative covenants usual and customary for loan agreements of this nature.

The foregoing description of the Loan is not intended to be complete and is qualified in its entirety by reference to the full text of the loan agreement and the promissory note, which are filed as Exhibits 10.1 and 10.2, respectively, and incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

On June 17, 2021, in connection with the entry into the Loan Documents as described in Item 1.01 above, College Station terminated the existing construction loan agreement, as amended, by and between College Station, as borrower, and Southside Bank, as lender, dated September 1, 2017 (the “Existing Jones Crossing Loan Agreement”) and repaid all outstanding borrowings thereunder, which consisted of a construction loan totaling $22,210,008, in full with a portion of the proceeds from the Loan.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Loan Agreement by and between College Station 1892 Properties, L.L.C., as borrower, and Regions Bank, as lender, dated June 17, 2021.
10.2	Promissory Note by and between College Station 1892 Properties, L.L.C. and Regions Bank dated June 17, 2021.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: June 23, 2021